Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Interests of Named Experts and Counsel” in the Registration Statement (Form S-8) and related prospectus of Uranium Energy Corp. for the registration of common stock issuable under the 2020 Stock Incentive Plan and to the incorporation by reference therein of our reports dated October 14, 2019, with respect to the consolidated financial statements of Uranium Energy Corp., and the effectiveness of internal control over financial reporting of Uranium Energy Corp., included in its Annual Report (Form 10-K) for the year ended July 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Vancouver, Canada October 26, 2020